Exhibit 10.2

LAND COURT	REGULAR SYSTEM

Return By Mail ☐ Pick-Up ☐ To:

WELLS FARGO BANK, NATIONAL ASSOCIATION
Real Estate Group (AU #13161)
11601 Wilshire Boulevard, 17th Floor
Los Angeles, CA 90025

Attn: Karen Whitehead
Loan No. 105088

TITLE OF DOCUMENT:
FEE AND LEASEHOLD MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

PARTIES TO DOCUMENT:

MORTGAGOR:		MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation, and KAPALUA LAND COMPANY, LTD., a Hawaii corporation

MORTGAGEE:		WELLS FARGO BANK, N.A., a national banking association, as “Administrative Agent” on behalf of all current and future lenders under the Loan Agreement defined in Section 2.1 below
11601 Wilshire Boulevard, 17th Floor
Los Angeles, CA 90025

TAX MAP KEY(S):	Maui 4-2-1-42	(This document consists of ____ pages.)
Maui 4-2-4-24, 35, 36 & 43
Maui 4-2-5-37, 39, 44, 45, 47 & 49
Maui 4-3-1-6 & 8

THIS MORTGAGE SECURES NOTES WHICH PROVIDE FOR A VARIABLE INTEREST RATE

FEE AND LEASEHOLD MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES

AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING

THE PARTIES TO THIS FEE AND LEASEHOLD MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (“Mortgage”), made as of November 13, 2007, are MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation (“MLP Mortgagor”), whose address is 120 Kane Street, Kahului, Maui County, HI 96733, and KAPALUA LAND COMPANY, LTD., a Hawaii corporation (“KLC Mortgagor”), whose address is 120 Kane Street, Kahului, Maui County, HI 96733 (MLP Mortgagor and KLC Mortgagor are collectively referred to as “Mortgagor”), for the benefit of WELLS FARGO BANK, N.A., a national banking association, as “Administrative Agent” on behalf of all current and future lenders under the Loan Agreement defined in Section 2.1 below (“Mortgagee”), whose address is 11601 Wilshire Boulevard, 17th Floor, Los Angeles, California 90025.

ARTICLE 1.  MORTGAGE

1.1                        GRANT.  For the purposes of and upon the terms and conditions in this Mortgage, Mortgagor, for valuable consideration, the receipt of which is hereby acknowledged, Mortgagor does hereby irrevocably mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey to Mortgagee, and its successors and assigns, the following property, rights, interests and estates now owned, or hereafter acquired by Mortgagor (collectively, the “Subject Property”):

(a)                        Land.  The real property described in Exhibit A attached hereto and made a part hereof (the “Fee Land”);

(b)                       Ground Lease.  All right, title and interest in, to and under that certain The Plantation Course Lease, dated May 7, 1992, between MLP Mortgagor, as lessor, and KLC Mortgagor, as lessee, and recorded in the Bureau of Conveyances of the State of Hawaii as Document No. 92-079742, which lease was amended by instrument dated December 4, 1995 and recorded in said Bureau as Document No. 95-166080, the lessee’s interest under which (as to an undivided 4/10ths interest) was assigned to MLP Mortgagor by instrument dated December 19, 1995 and recorded in said Bureau as Document No. 96-000274 (as amended, assigned, restated, replaced, supplemented or otherwise modified from time to time, the “Ground Lease” ), and the leasehold estate created thereby in the real property or air rights leased thereby, being more particularly described in Exhibit A attached hereto and made a part hereof (the “Leasehold Land”, and together with the Fee Land, collectively, the “Land”), together with all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs and replacements now or hereafter erected on the Leasehold Land and together with all appurtenances including, but not limited to (i) extension, renewal, modification and option rights and all of the estate and right of Mortgagor of, in, and to the Leasehold Land under and by virtue of the Ground Lease, (ii) all credits to and deposits of Mortgagor under the Ground Lease and all other options, privileges and rights granted and demised to Mortgagor under the Ground Lease and (iii) all the right or privilege of Mortgagor to terminate, cancel, surrender or merge the Ground Lease;

(c)                        Additional Land.  All additional lands, estates and development rights hereafter acquired by Mortgagor for use in connection with the Land and the development of the Land and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise be expressly made subject to the lien of this Mortgage;

(d)                       Improvements.  The buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Land (collectively, the “Improvements”);

(e)                        Easements.  All easements, rights-of-way or use, rights, strips and gores of land, streets, ways, alleys, passages, sewer rights, water, water courses, water rights and powers, air rights and development rights, all minerals, oil, gas and other hydrocarbon substances, and all estates, rights, titles, interests, privileges, liberties, servitudes, tenements, hereditaments and appurtenances of any nature whatsoever, in any way now or hereafter belonging, relating or pertaining to the Land and the Improvements and the reversions and remainders, and all land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land, to the center line thereof and all the estates, rights, titles, interests, rights of dower, rights of curtesy, property, possession, claim and demand whatsoever, both at law and in equity, of Mortgagor of, in and to the Land and the Improvements and every part and parcel thereof, with the appurtenances thereto;

(f)                          Equipment.  All “equipment,” as such term is defined in Article 9 of the Uniform Commercial Code (as hereinafter defined), now owned or hereafter acquired by Mortgagor, which is used at or in connection with the Improvements or the Land or is located thereon or therein (including, but not limited to, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Mortgagor and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”).  Notwithstanding the foregoing, the Equipment shall not include any property belonging to tenants under leases or guests or invitees at the Subject Property except to the extent that Mortgagor shall have any right or interest therein;

(g)                       Fixtures.  All Equipment now owned, or the ownership of which is hereafter acquired, by Mortgagor which is so related to the Land and Improvements forming part of the Subject Property that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration or repair of or installation on the Subject Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgagor’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof (collectively, the “Fixtures”).  Notwithstanding the foregoing, “Fixtures” shall not include any property which tenants are entitled to remove pursuant to leases except to the extent that Mortgagor shall have any right or interest therein;

(h)                       Personal Property.  All furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, (including, but not limited to, beds, bureaus, chiffoniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), contract rights, franchises, licenses, certificates and permits, and all other customary hotel equipment and personal property of any kind or character whatsoever as defined in and subject to the provisions of the Uniform Commercial Code, whether tangible or intangible, other than Fixtures, which are now or hereafter owned by Mortgagor and which are located within or about the Land and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”), and the right, title and interest of Mortgagor in and to any of the Personal Property which may be subject to any security interests, as defined in the Uniform Commercial Code, as adopted and enacted by the state or states where any of the Subject Property is located (the “Uniform Commercial Code”), superior in lien to the lien of this Mortgage and all proceeds and products of the above.  Notwithstanding the foregoing, the Personal Property shall not include any property belonging to tenants under Leases or guests or invitees at the Subject Property except to the extent that Mortgagor shall have any right or interest therein;

(i)                           Leases and Rents.  All leases, subleases or subsubleases, lettings, licenses, concessions or other agreements (whether written or oral), pursuant to which any person or party is granted a possessory interest in, or right to use or occupy all or any portion of the Land and the Improvements, and every modification, amendment or other agreement relating to such leases, subleases, subsubleases, or other agreements entered into in connection with such leases, subleases, subsubleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, heretofore or hereafter entered into (collectively, the “Leases”), whether before or after the filing by or against Mortgagor of any petition for relief under 11 U.S.C. §101 et seq., as the same may be amended from time to time (the “Bankruptcy Code”) and all right, title and interest of Mortgagor, its successors and assigns therein and thereunder, including, without limitation, cash or securities deposited thereunder to secure the performance by the lessees of their obligations thereunder and all rents, additional rents, revenues, issues and profits arising from the Leases and renewals thereof together with all rents, rent equivalents, income, fees, receivables, accounts, profits, (including, but not limited to, all oil and gas or other mineral royalties and bonuses), charges for services rendered and any and all payment and consideration of whatever form or nature received by Mortgagor or its agents or employees from any and all sources relating to the use, enjoyment and occupancy of the Subject Property, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, room service, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgagor or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, movie rentals, telephone service, if any, from business interruption or other loss of income insurance from the Land and the Improvements whether paid or accrued before or after the filing by or against Mortgagor of any petition for relief under the Bankruptcy Code (collectively, the “Rents”) and all proceeds from the sale or other disposition of the Leases and the right to receive and apply the Rents to the payment of the Secured Obligations;

(j)                           Condemnation Awards.  All awards or payments, including interest thereon, which may heretofore and hereafter be made with respect to the Subject Property, whether from the exercise of the right of eminent domain (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of the right), or for a change of grade, or for any other injury to or decrease in the value of the Subject Property;

(k)                        Insurance Proceeds.  All proceeds in respect of the Subject Property under any insurance policies covering the Subject Property, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to the Subject Property;

(l)                           Tax Certiorari.  All refunds, rebates or credits in connection with reduction in real estate taxes and assessments charged against the Subject Property as a result of tax certiorari or any applications or proceedings for reduction;

(m)                     Conversion.  All proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, proceeds of insurance and condemnation awards, into cash or liquidation claims;

(n)                       Rights.  The right, in the name and on behalf of Mortgagor, to appear in and defend any action or proceeding brought with respect to the Subject Property and to commence any action or proceeding to protect the interest of Mortgagee in the Subject Property;

(o)                       Agreements.  All agreements, contracts, certificates, instruments, franchises, permits, licenses (including, without limitation, liquor licenses, if any, to the extent permitted by applicable law), plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Land and any part thereof and any Improvements or any business or activity conducted on the Land and any part thereof and all right, title and interest of Mortgagor therein and thereunder, including, without limitation, the right, upon the happening of any Default hereunder, to receive and collect any sums payable to Mortgagor thereunder;

(p)                       Trademarks.  All tradenames, trademarks, servicemarks and logos that are used exclusively in connection with the operation of the Subject Property, which is intended to exclude from the Subject Property, without limitation, all tradenames, trademarks, servicemarks and logos incorporating the words Kapalua, Maui Pineapple or Maui Gold, or using in any form either the butterfly or pineapple logos, and variations thereof, and all copyrights, goodwill, books and records and any other general intangibles relating to or used in connection with the operation of the Subject Property;

(q)                       Accounts.  All reserves, escrows and deposit accounts maintained by Mortgagor that are exclusively related to the operation of the Subject Property, and all cash, checks, drafts, certificates, securities, investment property, financial assets, instruments and other property held from time to time in such deposit accounts that are exclusively related to the operation of the Subject Property, and all proceeds, products, distributions or dividends or substitutions thereon and thereof; and

(r)                          Other Rights.  Any and all other rights of Mortgagor in and to the items set forth in Subsections (a) through (q) above, and all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing.  The listing of specific rights or property shall not be interpreted as a limit of general terms.

ARTICLE 2.  OBLIGATIONS SECURED

2.1                        OBLIGATIONS SECURED.  Mortgagor makes this Mortgage for the purpose of securing the following obligations (“Secured Obligations”):

(a)                        Payment to Mortgagee of all sums at any time owing under those certain Promissory Notes (“Notes”) of even date herewith, in the aggregate principal amount of NINETY MILLION AND NO/100 DOLLARS ($90,000,000.00), executed by MLP Mortgagor, as borrower, and payable to the order of a Lender (as defined under that certain Loan Agreement (“Loan Agreement”) of even date herewith, by and between MLP Mortgagor, as borrower, and various lenders); and

(b)                       Payment and performance of all covenants and obligations of Mortgagor under this Mortgage; and

(c)                        Payment and performance of all covenants and obligations on the part of MLP Mortgagor under that the Loan Agreement; and

(d)                       Payment and performance of all covenants and obligations, if any, of any rider attached as an Exhibit to this Mortgage; and

(e)                        Payment and performance of all future advances and other obligations that the then record owner of all or part of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when such future advance or obligation is evidenced by a writing which recites that it is secured by this Mortgage; and Mortgagor hereby acknowledges and agrees that this Mortgage is given to secure advances that may be made by Mortgagee and obligations that may be incurred by Mortgagor in addition and subsequent to the advances evidenced by the Notes; provided, however, that the aggregate principal amount of future advances outstanding at any time shall not exceed $10,000,000.00 and not being a commitment by Mortgagee to make future advances and provided further that the aggregate amount of principal indebtedness secured by this Mortgage in all events shall not exceed $100,000,000.00; and

(f)                          Payment and performance of all covenants and obligations of Mortgagor under any interest rate swap agreement, or other interest rate agreement executed by and between Mortgagor and Mortgagee, which agreement is evidenced by a writing which recites that it is secured by this Mortgage; and

(g)                       All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2                        OBLIGATIONS.  The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.3                        INCORPORATION.  All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference.  All persons who may have or acquire an interest in the Subject Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that:  (a) the Notes or the Loan Agreement may permit borrowing, repayment and re-borrowing so that repayments shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

ARTICLE 3.  ASSIGNMENT OF LEASES AND RENTS

3.1                        ASSIGNMENT.  Mortgagor absolutely and irrevocably assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under:  (a) all Leases of the Subject Property or any portion thereof; and (b) the rents, revenue, income, issues, deposits and profits of the Subject Property, including, without limitation, all amounts payable and all rights and benefits accruing to Mortgagor under the Leases (“Payments”). The term “Leases” shall also include all guarantees of and security for the lessees’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Subject Property.

3.2                        GRANT OF LICENSE.  Mortgagee confers upon Mortgagor a revocable license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default. Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to that certain Section entitled Application of Other Sums without notice and without taking possession of the Subject Property.  Mortgagor hereby irrevocably authorizes and directs the lessees under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the lessees’ undertakings under the Leases, and the lessees shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder.  Mortgagor hereby relieves the lessees from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee.

3.3                        EFFECT OF ASSIGNMENT.  The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Subject Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; or (c) responsible or liable for any waste committed on the Subject Property by the lessees under any of the Leases or any other parties; for any dangerous or defective condition of the Subject Property; or for any negligence in the management, upkeep, repair or control of the Subject Property resulting in loss or injury or death to any lessee, licensee, employee, invitee or other person. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (i) the exercise or failure to exercise by Mortgagee, or any of their respective employees, agents, contractors or subcontractors, any of the rights, remedies or powers granted to Mortgagee hereunder; or

(ii) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

3.4                        REPRESENTATIONS AND WARRANTIES.  Mortgagor represents and warrants that:  (a) the Schedule of Leases attached hereto as Schedule 1 is, as of the date hereof, a true, accurate and complete list of all Leases; (b) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and, to Mortgagor’s knowledge, no breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases on the part of any party; (c) no rent or other payment under any existing Lease has been paid by any lessee for more than one (1) month in advance; and (d) none of the lessor’s interests under any of the Leases has been transferred or assigned.

3.5                        COVENANTS. Mortgagor covenants and agrees at Mortgagor’s sole cost and expense to: (a) perform in all material respects the obligations of lessor contained in the Leases and enforce by all available remedies performance in all material respects by the lessees of the obligations of the lessees contained in the Leases; (b) give Mortgagee prompt written notice when Mortgagor learns of any default which occurs with respect to any of the Leases, whether the default be that of the lessee or of the lessor; (c) deliver to Mortgagee fully executed, counterpart original(s) of each and every Lease if requested to do so; and (e) execute and record such additional assignments of any Lease or specific subordinations (or subordination, attornment and non-disturbance agreements executed by the lessor and lessee) of any Lease to this Mortgage, in form and substance reasonably acceptable to Mortgagee, as Mortgagee may request.  Mortgagor shall not, without Mortgagee’s prior written consent (which shall be given or withheld within 20 days of Mortgagor’s written request therefore and delivery of all information relating thereto as Mortgagee may reasonably request) or as otherwise permitted by any provision of the Loan Agreement: (i) enter into any Leases after the date hereof except for Permitted Leases (as defined in the Loan Agreement); (ii) execute any other assignment relating to any of the Leases; (iii) discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rentals one (1) month in advance of the time when it becomes due; (iv) terminate, modify or amend any of the terms of the Leases other than Permitted Leases or in any manner release or discharge the lessees from any obligations thereunder; (v) consent to any assignment or subletting by any lessee; or (vi) subordinate or agree to subordinate any of the Leases to any other mortgage or encumbrance.  Any such attempted action in violation of the provisions of this Section shall be null and void. Without in any way limiting the requirement of Mortgagee’s consent hereunder, any sums received by Mortgagor in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease shall be applied to reduce the outstanding Secured Obligations and any such sums received by Mortgagor shall be held in trust by Mortgagor for such purpose.

3.6                        ESTOPPEL CERTIFICATES.  Within thirty (30) days after written request by Mortgagee, Mortgagor shall use its reasonable efforts to obtain and deliver to Mortgagee and to any party designated by Mortgagee estoppel certificates executed by Mortgagor and by each of the lessees, in recordable form, certifying (if such be the case):  (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date of each lessee’s most recent payment of rent; (c) that there are no defenses or offsets outstanding, or stating those claimed by Mortgagor or lessees under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Mortgagee.

ARTICLE 4.  SECURITY AGREEMENT AND FIXTURE FILING

4.1                        SECURITY INTEREST.  Mortgagor hereby grants and assigns to Mortgagee as of the “Effective Date” (defined in the Loan Agreement) a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (collectively, the “Collateral”):

All goods, building and other materials, supplies, inventory, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein and supporting information, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on (i) the Land described on Exhibit A attached hereto and incorporated by reference herein or (ii) any existing or future improvements on the Land; together with all rents and security deposits derived from the Subject Property; all inventory, accounts, cash receipts, deposit accounts, accounts receivable, contract rights, licenses, agreements, general intangibles, payment intangibles, software, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, proceeds of the sale of promissory notes, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing, operation, sale or disposition of the Subject Property; all development rights and credits, and any and all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Subject Property; all water and water rights including, without limitation, all of Mortgagor’s right, title and interest in and to that certain Agreement for Water Delivery dated June 21, 2006, but effective as of January 1, 2006 between KLC Mortgagor and Maui Pineapple Company, Ltd., a Hawaii corporation (as amended, assigned, restated, replaced, supplemented or otherwise modified from time to time), wells and well rights, canals and canal rights, ditches and ditch rights, springs and spring rights, and reservoirs and reservoir rights appurtenant to or associated with the Subject Property, whether decreed or undecreed, tributary, non-tributary or not non-tributary, surface or underground or appropriated or unappropriated, and all shares of stock in water, ditch, lateral and canal companies, well permits and all other evidences of any of such rights; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Subject Property; all advance payments of insurance premiums made by Mortgagor with respect to the Subject Property; all plans, drawings and specifications relating to the Subject Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Subject Property or any portion thereof; together with all personal property described in Section 1.1 and any replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files relating to any of the foregoing.  Notwithstanding the foregoing, Collateral shall not include (i) any tradenames, trademarks, servicemarks and logos, unless they are used exclusively in connection with the operation of the Subject Property, which is intended to exclude from the Collateral, without limitation, all tradenames, trademarks, servicemarks and logos incorporating the words Kapalua, Maui Pineapple or Maui Gold, or using in any form either the butterfly or pineapple logos, and variations thereof, or (ii) any deposit accounts unless they are comprised of funds that are exclusively related to the operation of the Subject Property.  For purposes of this collateral description, the parties acknowledge that the terms “accounts” and “accounts receivable” do not include “deposit accounts.”

As to all of the above described personal property which is or which hereafter becomes a “fixture” under applicable law, this Mortgage constitutes a fixture filing under the Uniform Commercial Code, as amended or recodified from time to time, and is acknowledged and agreed to be a “mortgage” under the Uniform Commercial Code.

4.2                        REPRESENTATIONS AND WARRANTIES.  Mortgagor represents and warrants that: (a) Mortgagor has, or will have, good title to the Collateral; (b) Mortgagor has not previously assigned or encumbered the Collateral, and no financing statement covering any of the Collateral has been delivered to any other person or entity; (c) Mortgagor’s principal place of business is located at the address shown in that certain Section entitled Notices; and (d) Mortgagor’s legal name is exactly as set forth on the first page of this Mortgage and all of Mortgagor’s organizational documents or agreements delivered to Mortgagee are complete and accurate in every respect.

4.3                        COVENANTS.  Mortgagor agrees:  (a) to execute and deliver such documents as Mortgagee deems reasonably necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee prior written notice thereof; (c) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems reasonably necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder; and (d) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee’s security interest in the Collateral.

4.4                        RIGHTS OF MORTGAGEE.  In addition to Mortgagee’s rights as a “Secured Party” under the Uniform Commercial Code, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) if Mortgagee has failed to do so after fifteen (15) days have elapsed after written notice thereof has been given by Mortgagee to Mortgagor, insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under applicable law.

4.5                        RIGHTS OF MORTGAGEE ON DEFAULT.  Upon the occurrence of a Default (hereinafter defined) under this Mortgage, then in addition to all of Mortgagee’s rights as a “Secured Party” under the Uniform Commercial Code or otherwise at law:

(a)                        Mortgagee may (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Subject Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license and dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales;

(b)                       Mortgagee may, for the account of Mortgagor and at Mortgagor’s expense: (i) operate, use, consume, sell or dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Mortgagee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of any or all of the Collateral; and

(c)                        In disposing of Collateral hereunder, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like.  Any proceeds of any disposition of any Collateral may be applied by Mortgagee to the payment of expenses incurred by Mortgagee in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Mortgagee toward the payment of the Secured Obligations in such order of application as Mortgagee may from time to time elect.

Notwithstanding any other provision hereof, Mortgagee shall not be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagor shall make an express written election of said remedy under applicable law.  Mortgagor agrees that Mortgagee shall have no obligation to process or prepare any Collateral for sale or other disposition.

4.6                        POWER OF ATTORNEY.  Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact Mortgagee may, without the obligation to do so, in Mortgagee’s name, or in the name of Mortgagor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee’s security interests and rights in or to any of the Collateral, and, upon a Default hereunder, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

4.7                        POSSESSION AND USE OF COLLATERAL.  Except as otherwise provided in this Section or the other Loan Documents (as defined in the Loan Agreement), so long as no Default exists under this Mortgage or any of the Loan Documents, Mortgagor may possess, use, move, transfer or dispose of any of the Collateral in the ordinary course of Mortgagor’s business and in accordance with the Loan Agreement.

ARTICLE 5.  RIGHTS AND DUTIES OF THE PARTIES

5.1                        TITLE.  Mortgagor represents and warrants that, except as disclosed to Mortgagee in (a) in the preliminary title reports prepared by Title Guaranty of Hawaii, Incorporated, for the Subject Property or (b) a writing which refers to this warranty, Mortgagor lawfully holds and possesses fee simple or leasehold title to the Subject Property without limitation on the right to encumber, and that this Mortgage is a first and prior lien on the Subject Property.

5.2                        TAXES AND ASSESSMENTS.  Subject to Mortgagor’s rights to contest payment of taxes as may be provided in the Loan Agreement, Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or which may become a lien upon or cause a loss in value of the Subject Property or any interest therein.  Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Mortgagee by reason of its interest in any Secured Obligation or in the Subject Property, or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee’s net income.

5.3                        TAX AND INSURANCE IMPOUNDS.  At any time following the occurrence of a Default, at Mortgagee’s option and upon its demand, Mortgagor, shall, until all Secured Obligations have been paid in full, pay to Mortgagee monthly, annually or as otherwise directed by Mortgagee an amount estimated by Mortgagee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or may become a lien upon the Subject Property or Collateral and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, hazard and insurance required or requested pursuant to the Loan Documents when same are next due. If Mortgagee determines that any amounts paid by Mortgagor are insufficient for the payment in full of such taxes, assessments, levies, charges and/or insurance premiums, Mortgagee shall notify Mortgagor of the increased amounts required to pay all amounts when due, whereupon Mortgagor shall pay to Mortgagee within thirty (30) days thereafter the additional amount as stated in Mortgagee’s notice. All sums so paid shall not bear interest, except to the extent and in any minimum amount required by law; and Mortgagee shall, unless Mortgagor is otherwise in Default hereunder or under any Loan Document, apply said funds to the payment of, or at the sole option of Mortgagee release said funds to Mortgagor for the application to and payment of, such sums, taxes, assessments, levies, charges, and insurance premiums. Upon Default by Mortgagor hereunder or under any Secured Obligation, Mortgagee may apply all or any part of said sums to any Secured Obligation and/or to cure such Default, in which event Mortgagor shall be required to restore all amounts so applied, as well as to cure any other events or conditions of Default not cured by such application.  Upon assignment of this Mortgage, Mortgagee shall have the right to assign all amounts collected and in its possession to its assignee whereupon Mortgagee shall be released from all liability with respect thereto. Within ninety-five (95) days following full repayment of the Secured Obligations (other than full repayment of the Secured Obligations as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens and security interests securing the Secured Obligations) or at such earlier time as Mortgagee may elect, the balance of all amounts collected and in Mortgagee’s possession shall be paid to Mortgagor and no other party shall have any right or claim thereto.

5.4                        PERFORMANCE OF SECURED OBLIGATIONS.  Mortgagor shall promptly pay and perform each Secured Obligation when due.

5.5                        LIENS, ENCUMBRANCES AND CHARGES.  Mortgagor shall immediately discharge any lien (other than Permitted Liens (as defined in the Loan Agreement)) not approved by Mortgagee in writing that has or may attain priority over this Mortgage.  Subject to the provisions of the Loan Agreement regarding mechanics’ liens (including, without limitation, Section 7.11), Mortgagor shall pay when due all obligations secured by or which may become liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Subject Property or Collateral, or any interest therein, whether senior or subordinate hereto.

5.6                        DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)                        The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Subject Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Subject Property or Collateral; (iii) all proceeds of any insurance policies (whether or not expressly required by Mortgagee to be maintained by Mortgagor, including, but not limited to, earthquake insurance and terrorism insurance, if any) payable by reason of loss sustained to all or any part of the Subject Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law and Section 5.6(b), and without regard to any requirement contained in Subparagraph (d) of that certain Section entitled Maintenance and Preservation of the Subject Property,

Mortgagee may at its discretion apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any claim and may apply the balance to the Secured Obligations in any order acceptable to Mortgagee.  Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Mortgagee or its employees or agents.

(b)                       Notwithstanding Section 5.6 (a), Mortgagee shall permit insurance or condemnation proceeds held by Mortgagee to be used for repair or restoration but may condition such application upon reasonable conditions, including, without limitation:  (i) the deposit with Mortgagee of such additional funds which Mortgagee determines are needed to pay all costs of the repair or restoration, (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds acceptable to Mortgagee (the arrangement contained in the Loan Agreement for obtaining lien releases and disbursing loan funds shall be deemed reasonable with respect to disbursement of insurance or condemnation proceeds); (iii) the delivery to Mortgagee of plans and specifications for the work, a contract for the work signed by a contractor reasonably acceptable to Mortgagee, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be reasonably acceptable to Mortgagee; and (iv) the delivery to Mortgagee of evidence reasonably acceptable to Mortgagee (aa) that after completion of the work the income from the Subject Property will be sufficient to pay all expenses and debt service for the Subject Property; (bb) of the continuation of Leases reasonably acceptable to Mortgagee; (cc) that upon completion of the work, the size, capacity and total value of the Subject Property will be at least as great as it was before the damage or condemnation occurred; (dd) that there has been no material adverse change in the financial condition or credit of Mortgagor since the date of this Mortgage; and (ee) of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect its security. Mortgagor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within thirty (30) days of receipt by Mortgagee of such insurance or condemnation proceeds, then Mortgagee may apply such insurance or condemnation proceeds to pay the Secured Obligations in such order and amounts as Mortgagee in its sole discretion may choose.

5.7                        MAINTENANCE AND PRESERVATION OF THE SUBJECT PROPERTY.  Subject to the provisions of the Loan Agreement, Mortgagor covenants: (a) to insure the Subject Property and Collateral against such risks as Mortgagee may reasonably require and, at Mortgagee’s request, to provide evidence of such insurance to Mortgagee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Subject Property and Collateral in good condition and repair; (c) not to remove or demolish the Subject Property or Collateral or any part thereof, (d) not to alter, restore or add to the Subject Property or Collateral, except for any alteration, restoration or addition (i) made in the ordinary course of business, (ii) permitted to be made by the tenants pursuant to the terms of the Leases without the consent of Mortgagor or required to be made by Mortgagor pursuant to the terms of the Leases or (iii) which does not reduce the fair market value of the Subject Property below its value immediately before such alteration, restoration or addition; (e) not to initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property without Mortgagee’s prior written consent or as provided in the Loan Agreement; (f) to complete or restore promptly and in good and workmanlike manner the Subject Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether Mortgagee elects to require that insurance proceeds be used to reduce the Secured Obligations as provided in that certain Section entitled Damages; Insurance and Condemnation Proceeds; (g) to comply in all material respects with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Subject Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Subject Property or Collateral; and (g) to do all other acts which from the character or use of the Subject Property or Collateral may be reasonably necessary to maintain and preserve its value.

5.8                        DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS.  At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Subject Property and Collateral and title to and right of possession of the Subject Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Subject Property or Collateral and of any condemnation offer or action.

5.9                        ACTIONS BY MORTGAGEE.  From time to time and without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby, Mortgagee, without liability therefor and without notice, may:  (a) release all or any part of the Subject Property from this Mortgage; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage.

5.10                  DUE ON SALE OR ENCUMBRANCE.  If the Subject Property or any interest therein shall, except as expressly permitted under the Loan Agreement, be sold, transferred, mortgaged, assigned, further encumbered or leased (except for Permitted Leases and Permitted Liens), whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, without the prior written consent of Mortgagee, THEN Mortgagee, in its sole discretion, may declare all Secured Obligations immediately due and payable.

5.11                  RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY.  Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property and Collateral or in any manner obligated under the Secured Obligations (“Interested Parties”), Mortgagee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, or accept additional security or release all or a portion of the Subject Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of and security interests created by this Mortgage upon the Subject Property and Collateral.

5.12                  RELEASE OF ASSIGNMENT.  When this Mortgage has been fully released, the last such release shall operate as a reassignment of all future rents, issues and profits of the Subject Property to the person or persons legally entitled thereto.

5.13                  SUBROGATION.  Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Loan Documents or by the proceeds of any loan secured by this Mortgage.

5.14                  RIGHT OF INSPECTION.  Mortgagee, its agents and employees, may enter the Subject Property at any reasonable time (and prior to the occurrence and continuance of a Default,

upon reasonable notice), for the purpose of inspecting the Subject Property and Collateral and ascertaining Mortgagor’s compliance with the terms hereof

5.15                  ENVIRONMENTAL REPRESENTATIONS, WARRANTIES AND COVENANTS; LENDER’S RIGHTS; ENVIRONMENTAL INDEMNIFICATION.  The terms and provisions of Article 6 (Hazardous Materials) of the Loan Agreement are hereby fully incorporated herein by reference.

ARTICLE 6.  DEFAULT PROVISIONS

6.1                        DEFAULT.  For all purposes hereof, the term “Default” shall mean (i) the existence of any Default as defined in the Loan Agreement or (ii) the failure of Mortgagor to perform any non-monetary obligation hereunder, or the failure to be true in all material respects of any representation or warranty of Mortgagor contained herein, and the continuance of such failure for ten (10) days after notice, or within any longer grace period, if any, allowed in the Loan Agreement for such failure.

6.2                        RIGHTS AND REMEDIES.  At any time after Default, Mortgagee shall have all the following rights and remedies, each of which may be pursued concurrently or otherwise, at such time and in such order as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

(a)                        With or without notice, to declare all Secured Obligations immediately due and payable;

(b)                       With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor and, in connection therewith, to enter upon the Subject Property and do such acts and things as Mortgagee deems necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee under this Mortgage; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance; (iv) to pay any premiums or charges with respect to insurance required to be carried under this Mortgage; or (v) to employ counsel, accountants, contractors and other appropriate persons;

(c)                        To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument or to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations;

(d)                       To apply to a court of competent jurisdiction for and obtain appointment of a receiver, trustee, liquidator or conservator of the Subject Property as a matter of strict right without the giving of notice to any other party and without regard to the adequacy of the security for the repayment of the Secured Obligations, the existence of a declaration that the Secured Obligations are immediately due and payable, or the filing of a notice of default, and Mortgagor hereby consents to such appointment;

(e)                        To enter upon, possess, manage and operate the Subject Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property, to make, terminate, enforce or modify Leases of the Subject Property upon such terms and conditions as Mortgagee deems proper, to make repairs, alterations and improvements to the Subject Property as necessary, in Mortgagee’s sole judgment, to protect or enhance the security hereof;

(f)                          To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken non-judicial proceedings, or both, and to apply the proceeds received upon the Secured Obligations all in such order and manner as Mortgagee determines in its sole discretion;

(g)                       Upon sale of the Subject Property at any foreclosure sale, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Subject Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate.  In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee’s credit bid may be (at Mortgagee’s sole and absolute discretion) higher or lower than any appraised value of the Subject Property;

(h)                       Upon the completion of any foreclosure of all or a portion of the Subject Property, subject to Section 2.17 of the Loan Agreement, commence an action to recover any of the Secured Obligations that remains unpaid or unsatisfied.

6.3                        JUDICIAL FORECLOSURE.  Mortgagee may obtain a judicial decree foreclosing Mortgagor’s interest in all or any part of the Subject Property.

6.4                        DEFICIENCY JUDGMENT.  If permitted by applicable law, Mortgagee may obtain a judgment for any deficiency remaining in the indebtedness due to Mortgagee after application of all amounts received from the exercise of the rights provided in this Section.  MLP Mortgagor, subject to Section 2.17 of the Loan Agreement, shall be liable to Mortgagee for any deficiency remaining owed.

6.5                        SALE OF THE PROPERTY.  To the extent permitted by applicable law, Mortgagor hereby waives any and all rights to have the Subject Property marshalled.  In exercising its rights and remedies, Mortgagee shall be free to sell all or any part of the Subject Property, together or separately in one sale, or by separate sales.  Mortgagee shall be entitled to bid at any public sale on all or any portion of the Subject Property.

6.6                        NOTICE OF SALE.  Mortgagee shall give Mortgagor reasonable notice of the time and place of any public sale of the personal property or of the time after which any private sale or other intended disposition of the personal property is to be made.  Reasonable notice shall mean notice that is at least ten (10) days before the time of the sale or disposition.

6.7                        ELECTION OF REMEDIES.  Election by Mortgagee to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action or to perform an obligation of the Mortgagor under this Mortgage, after Mortgagor’s failure to perform, shall not affect Mortgagee’s right to declare a default and exercise its remedies.  Except as otherwise provided in Section 2.17 of the Loan Agreement, nothing under this Mortgage or otherwise shall be construed so as to limit or restrict the rights and remedies available to Mortgagee following event of Default, or in any way to limit or restrict the rights and ability of Mortgagee to proceed directly against Mortgagor and/or against any other co-maker, guarantor, surety, or endorser, and/or to proceed against any other collateral, directly or indirectly securing the indebtedness.

6.8                        APPLICATION OF FORECLOSURE SALE PROCEEDS.  Except as may be otherwise required by applicable law, after deducting all costs, including, without limitation, cost of evidence of title and attorneys’ fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, all proceeds of any foreclosure sale shall be applied: (a) to payment of all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the rate of interest specified in the Notes to be applicable on or after maturity or acceleration of the Notes; (b) to payment of all other Secured Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.9                        APPLICATION OF OTHER SUMS.  All sums received by Mortgagee under that certain Section entitled Rights and Remedies or that certain Section entitled Grant of License, less all costs and expenses incurred by Mortgagee or any receiver under either of said Sections, including, without limitation, attorneys’ fees, shall be applied in payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.10                  NO CURE OR WAIVER.  Neither Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Subject Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or failure to exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any breach, Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Mortgagor has cured all other defaults), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of or security interest created by this Mortgage.

6.11                  PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES.  Mortgagor agrees to pay to Mortgagee immediately and without demand all reasonable costs and expenses incurred by Mortgagee pursuant to that certain Section entitled Rights and Remedies (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest then applicable to the principal balance of the Notes as specified therein or as allowed by applicable law.

6.12                  POWER TO FILE NOTICES AND CURE DEFAULTS.  Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, (b) upon the issuance of a deed pursuant to the foreclosure of the lien of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Subject Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Subject Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Mortgagee may perform any obligation of Mortgagor hereunder; provided, however, that: (i) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (ii) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Mortgagee under this Section.

6.13                  REMEDIES CUMULATIVE. All rights and remedies of Mortgagee provided hereunder are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of foreclosure of this Mortgage) or in this Mortgage or in any other agreements between Mortgagor and Mortgagee.  No failure on the part of Mortgagee to exercise any of its rights hereunder arising upon any Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Default.  No delay on the part of Mortgagee in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Default is continuing.  Mortgagee may enforce any one or more remedies or rights hereunder successively or concurrently.  By accepting payment or performance of any of the Secured Obligations after its due date, Mortgagee shall not thereby waive the agreement contained herein that time is of the essence, nor shall Mortgagee waive either its right to require prompt payment or performance when due of the remainder of the Secured Obligations or its right to consider the failure to so pay or perform a Default.

ARTICLE 7.  STATE-SPECIFIC PROVISIONS

7.1                        PRINCIPAL OF CONSTRUCTION.  In the event of any inconsistencies between the terms and conditions of this Article 7 and the other terms and conditions of this Mortgage, the terms and conditions of this Article 7 shall control and be binding.

7.2                        REMEDIES.  Without limiting any other remedies available under this Mortgage, under any of the other Loan Documents or under applicable law, following a Default hereunder that is continuing, Mortgagee shall be entitled to exercise any remedies available under Hawaii Revised Statutes Chapter 667, including, without limitation, a power of sale foreclosure pursuant to such Chapter 667.

7.3                        INSURANCE.  NOTICE IS HEREBY GIVEN BY MORTGAGEE TO MORTGAGOR THAT MORTGAGEE MAY NOT CONDITION THE GRANTING OF THE LOAN SECURED BY THIS MORTGAGE ON MORTGAGOR PROCURING ANY INSURANCE THAT MORTGAGOR IS REQUIRED TO OBTAIN UNDER THIS MORTGAGE OR UNDER ANY OF THE OTHER LOAN DOCUMENTS FROM ANY SPECIFIC INSURANCE COMPANY OR ASSOCIATION DESIGNATED BY MORTGAGEE.

7.4                        OTHER.  This Mortgage shall be deemed to be and shall be construed as a mortgage of real property as well as a security agreement, financing statement, fixture filing and assignment of leases and rents.  Mortgagor is, for the purpose of this Mortgage, deemed to be the “debtor”, and Mortgagee is deemed to be the “secured party”, as those terms are used in the Uniform Commercial Code.  The addresses of the secured party and the debtor, from which information concerning the security agreement may be obtained, are set forth in the initial paragraph of this Mortgage.

ARTICLE 8.  MISCELLANEOUS PROVISIONS

8.1                        ADDITIONAL PROVISIONS.  The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations.  The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Subject Property and Collateral and such further rights and agreements are incorporated herein by this reference.

8.2                        MERGER.  No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee consents to a merger in writing.

8.3                        OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL.  If more than one person has executed this Mortgage as “Mortgagor”, the obligations of all such persons hereunder shall be joint and several.

8.4                        RESERVED.

8.5                        WAIVER OF MARSHALLING RIGHTS.  Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Subject Property and Collateral, hereby waives all rights to have the Subject Property and Collateral and/or any other property which is now or later may be security for any Secured Obligation (“Other Property”) marshalled upon any foreclosure of the lien of this Mortgage or on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations.  Mortgagee shall have the right to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Subject Property and any or all of the Collateral or Other Property as a whole or in separate parcels, in any order that Mortgagee may designate.

8.6                        RULES OF CONSTRUCTION.  When the identity of the parties or other circumstances make it appropriate the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The term “Subject Property” and “Collateral” means all and any part of the Subject Property and Collateral, respectively, and any interest in the Subject Property and Collateral, respectively.

8.7                        SUCCESSORS IN INTEREST.  The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section does not waive or modify the provisions of that certain Section entitled Due on Sale or Encumbrance.

8.8                        EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto.  Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

8.9                        GOVERNING LAW.  This Mortgage was negotiated in the State of California, the loan secured hereby was made by Mortgagee and accepted by Mortgagor in the State of California and the proceeds of the Notes delivered pursuant hereto were disbursed from the State of California, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity and performance, this Mortgage, the Notes, the Loan Agreement and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection, and enforcement of the liens and security interests created pursuant hereto and pursuant to the other Loan Documents shall be governed by and construed according to the law of the state in which the applicable individual property is located, it being understood that, to the fullest extent permitted by the law of such state, the law of the State of California shall govern the construction, validity and enforceability of all Loan Documents and all of the obligations arising hereunder or thereunder.  To the fullest extent permitted by law, Mortgagor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Mortgage, the Notes, the Loan Agreement and the other Loan Documents, and this Mortgage, the Notes, the Loan Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of California.

8.10                  INCORPORATION.  Exhibits A and B and Schedule 1, all as attached, are incorporated into this Mortgage by this reference.

8.11                  NOTICES. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Mortgage shall be in writing and shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, except that notice of Default may be sent by certified mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid.  Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  For purposes of notice, the address of the parties shall be:

Mortgagor:	Maui Land & Pineapple Company, Inc. 120 Kane Street Kahului, Maui County, HI 96733 Kapalua Land Company, Ltd. 120 Kane Street Kahului, Maui County, HI 96733
Mortgagee:	Wells Fargo Bank, National Association Real Estate Group (AU #13161) 11601 Wilshire Boulevard, 17th Floor Los Angeles, CA 90025 Loan No. 105088

With a copy to:	Wells Fargo Bank, National Association Los Angeles Loan Center 2120 East Park Place, Suite 100 El Segundo, CA 90245 Attention: Eva Lopez

Any party shall have the right to change its address for notice hereunder to any other location within the United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove.  Mortgagor shall forward to Mortgagee, without delay, any notices, letters or other communications delivered to the Subject Property or to Mortgagor naming Mortgagee, “Lender” or the “Construction Lender” or any similar designation as addressee, or which could reasonably be deemed to affect the construction of the Improvements or the ability of Mortgagor to perform its obligations to Mortgagee under the Notes or the Loan Agreement.

[**signature page follows**]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year set forth above.

“MORTGAGOR”

MAUI LAND & PINEAPPLE COMPANY, INC.,
a Hawaii corporation

By:	/S/ ROBERT I. WEBBER
Name: Robert I. Webber
Title: Chief Financial Officer

By:	/S/ FRED W. RICKERT
Name: Fred W. Rickert
Title: Vice President and Treasurer

KAPALUA LAND COMPANY, LTD.,
a Hawaii corporation

By:	/S/ ROBERT I. WEBBER
Name: Robert I. Webber
Title: Chief Financial Officer

By:	/S/ FRED W. RICKERT
Name: Fred W. Rickert
Title: Vice President and Treasurer

(ALL SIGNATURES MUST BE ACKNOWLEDGED